Janet Nittmann

jnittmann@doversaddlery.com

Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Reports Second Quarter 2007 Financial Results

LITTLETON, MA – August 9, 2007 Dover Saddlery Inc. (NASDAQ:DOVR), the leading multichannel retailer of equestrian products, today reported financial results for the second quarter ended June 30, 2007.

Total revenues for the second quarter increased 12.5 % to $20.0 million, compared to $17.8 million for the same period in 2006. Retail store revenues increased 70%, or $2.0 million, to $4.9 million. This increase was primarily due to the opening of new and acquired Dover Saddlery stores. Same store sales, reflecting continued softness in retail, decreased by 2.4 % from the second quarter of 2006. Same store sales after adjustment for cannibalization increased 0.5%.

Net income for the second quarter of 2007 was $376,000, compared with $448,000 for the second quarter of 2006. Resulting earnings per diluted share were $0.07 in the second quarter of 2007, versus earnings per diluted share of $0.09 in the second quarter of 2006.

“The second quarter was marked by a softer than usual equestrian market. Unseasonably cool periods in the very important Northeast and Mid-Atlantic regions resulted in a decline in many equestrian activities and, hence the demand for tack and apparel. In addition, Petsmart was liquidating inventory in its Stateline Tack departments prior to exiting the equestrian business,” said Stephen L. Day, president and CEO of Dover Saddlery. “Despite these challenging conditions, we achieved retail sales growth of 70 % and we had a very successful Grand Opening in Charlottesville, Virginia, and this new store is performing very well.”

Year-to-Date Results

For the first six months of 2007, total revenue increased 10.8 % to $38.6 million from $34.8 million for the same period in 2006. Revenues from the retail channel increased 73 % to $8.6 million. Net loss for the first six months of 2007 was $539,000, down from a net income of $643,000 for the first six months of 2006. This loss is attributable to the Goldsmith Agio Helms litigation settlement and related legal costs.

Business Outlook 2007

The Company currently expects that total 2007 revenues will range from $79 million to $83 million. Increased revenues are expected to come mainly from the retail channel.

Conference Call and Webcast

Dover Saddlery will hold a conference call and webcast today at 5:00 p.m. Eastern Daylight Time (EDT) to discuss its second quarter results. To access the webcast via the Internet, please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon. A telephone replay will be available from 8:00 p.m. August 9, until midnight Thursday, August 16, by dialing 719/457-0820 and entering pass code 4933202.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit www.DoverSaddlery.com.

Notice Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the prospects for overall revenue growth and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 on file with the Securities and Exchange Commission and in subsequent periodic reports filed with the SEC.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

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DOVER SADDLERY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands, except share data, un-audited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues, net- direct	15,086	14,893	29,960	29,856
Revenues, net – retail stores	4,912	2,888	8,597	4,958

Revenues, net — total	$19,998	$17,781	$38,557	$34,814
Cost of revenues	12,441	11,297	24,313	22,356

Gross profit	7,557	6,484	14,244	12,458
Selling, general and administrative expenses	6,561	5,501	13,686	10,934
Litigation settlement expense	—	—	700	—

Income (loss) from operations	996	983	(142)	1,524
Interest expense, financing and other related costs, net	399	223	713	432

Income (loss) before provision for income taxes	597	760	(855)	1,092
Provision (benefit) for income taxes	221	312	(316)	449

Net income (loss)	$376	$448	$(539)	$643

Net income (loss) per common share
Basic	$0.07	$0.09	$(0.11)	$0.13

Diluted	$0.07	$0.09	$(0.11)	$0.12

Number of shares used in per share calculations
Basic	5,074,000	5,074,000	5,074,000	5,074,000
Diluted	5,239,000	5,192,000	5,074,000	5,203,000
Other Operating Data:
Number of retail stores(1)	9	4	9	4
Capital expenditures	251	118	669	187
Gross profit margin	37.8%	36.5%	36.9%	35.8%

(1)	Includes the new Dover stores in Chantilly, VA, and Lexington, VA opened in Q1 2007, and the Charlottesville, VA store opened in Q2 2007.

DOVER SADDLERY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except share data)
	June 30,	December 31,
	2007	2006
	(un-audited)
ASSETS
Current assets:
Cash and cash equivalents	$113	$101
Accounts receivable	751	795
Inventory	18,455	14,811
Prepaid catalog costs	1,869	2,133
Prepaid expenses and other current assets	1,455	988

Total current assets	22,643	18,828
Net capital assets	3,190	2,832
Other assets:
Deferred income taxes	460	297
Other assets, net	620	642
Goodwill	14,267	14,267

Total other assets	15,347	15,206

Total assets	$41,180	$36,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term bank borrowings	$2,306	$1,768
Accounts payable	2,933	3,508
Accrued expenses and other current liabilities	3,630	3,355
Income taxes payable	—	282
Deferred income taxes	—	206

Total current liabilities	8,869	9,119
Long-term liabilities:
Revolving line of credit, net of current portion (1)	11,000	5,900
Subordinated notes payable	3,000	3,000
Capital lease obligation, net of current portion	68	117

Total long-term liabilities	14,068	9,017
Stockholders’ equity
Common stock, par value $0.0001 per share; 15,000,000 shares authorized; issued 5,074,344 as of June 30, 2007 and December 31, 2006	1	1
Additional paid in capital	43,939	43,887
Treasury stock, 795,865 shares at cost	(6,082)	(6,082)
Accumulated deficit	(19,615)	(19,076)

Total stockholders’ equity	18,243	18,730

Total liabilities and stockholders’ equity	$41,180	$36,866

(1) We have obtained waivers for non-compliance with certain covenants for our revolver and subordinated debt as of the end of June 2007. The Company anticipates compliance with the covenants in each of the next four quarters. If we are not in compliance with these covenants, it may trigger default and require the repayments of all amounts then outstanding on our loans.